News Release
NYSE: MYE

Contact(s):
Donald A. Merril, Vice President &
Chief Financial Officer, (330) 253-5592

Max Barton, Director, Corporate Communications
& Investor Relations, (330) 761-6106

Myers Industries Reports Merger with GS Capital Partners
Continues on Schedule for Closing

FOR IMMEDIATE RELEASE: November 30, 2007, Akron, Ohio- Myers Industries, Inc. (NYSE: MYE) is today issuing a statement in response to certain rumors in the market regarding the status of Myers' definitive agreement to be acquired by GS Capital Partners IV, L.P., an affiliate of Goldman Sachs, in a transaction valued at approximately $1.1 billion, including the assumption of certain debt. Under the terms of the merger agreement, GS Capital will acquire all of the outstanding common stock of Myers for $22.50 per share in cash.

While it has been and remains Myers' policy not to address market rumors, in the interest of its shareholders, management is today confirming that Myers has not received any indication from GS Capital that it does not intend to close the transaction in the fourth quarter of 2007 within the time frame provided in the merger agreement. Myers and their advisors continue to work diligently with GS Capital and its advisors toward consummation of the transaction.

Myers Industries has no intention, and specifically disclaims any obligation, to provide any update with respect to the matters addressed in this release or to otherwise address any rumors in the market generally, and Myers' policy not to address market rumors remains in place.

About Myers Industries
Myers Industries, Inc. is an international manufacturer of polymer products for industrial, agricultural, automotive, commercial, and consumer markets. The Company is also the largestwholesale distributor of tools, equipment, and supplies for the tire, wheel, and undervehicle service industry in the U.S. The Company reported record net sales from continuing operations of $780.0 million in 2006. Visit www.myersind.com to learn more.

Caution on Forward-Looking Statements: Statements in this release may include "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statement that is not of historical fact may be deemed "forward-looking."

Words such as "expect," "believe," "project," "plan," "anticipate," "intend," "objective," "goal," "view," and similar expressions identify forward-looking statements. These statements are based on management's current views and assumptions of future events and financial performance and involve a number of risks and uncertainties, many outside of the Company's control, that could cause actual results to materially differ from those expressed or implied. Factors include, but are not limited to: changes in the markets for the Company's business segments; changes in trends and demands in the industries in which the Company competes; unanticipated downturn in business relationships with customers or their purchases; competitive pressures on sales and pricing; raw material availability, increases in raw material costs, or other production costs; future economic and financial conditions in the United States and around the world; the Company's ability to integrate acquisitions over time; the Company's ability to execute the components of its Strategic Business Evolution process; and other risks as detailed in the Company's 10-K and other reports filed with the Securities and Exchange Commission. Myers Industries undertakes no obligation to publicly update or revise any forward-looking statements contained herein, which speak only as of the date made.

-END-